Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	Jamie Harris
Chairman and Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
LOUISIANA HEART HOSPITAL EMPLOYEES AND PHYSICIANS DEDICATED TO
MEETING LOCAL HEALTHCARE NEEDS
LACOMBE, LA., Sept. 7, 2005 – In response to the numerous requests for information regarding the condition of MedCath Corporation’s (Nasdaq: MDTH) Louisiana Heart Hospital, the company said today that the hospital’s staff has been working round-the-clock to help meet the community’s healthcare needs in the wake of Hurricane Katrina.
Louisiana Heart Hospital, one of 12 hospitals that MedCath owns and operates, serves the Northshore region of Louisiana, which includes some of the areas hardest hit by Hurricane Katrina. The 58-bed facility, located in Lacombe between Slidell and Covington in St. Tammany Parish, generally focuses on cardiovascular disease, but is licensed as a general acute care facility and has been treating patients with all types of healthcare conditions.
Louisiana Heart Hospital, which opened in February 2003, sustained only minor roof damage from the hurricane. The storm did affect the hospital’s communication and information systems, as it did throughout the area, but the hospital staff has found ways of handling those issues.
“Our hospital is open and the medical staff and physicians are working diligently to help meet the community’s healthcare needs,” said John T. Casey, MedCath’s chairman and chief executive officer. “Resources in the area are scarce, but we are getting tremendous support from our entire medical staff and employees, many of whom are coping with extreme personal hardships. I want to thank the physicians, nurses and medical professionals for their commitment and dedication. We have also received enormous assistance from the other MedCath hospitals which have provided supplies, personnel, and physicians.”
“The hospital remains dedicated to its primary purpose of providing patient care,” said Jamie Harris, MedCath’s chief financial officer. “Our hospital experienced no major physical damage; however, at this point, we are unable to assess the financial impact that has or might result from the storm.”
MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.